EXHIBIT 10.2

TELETRONICS INTERNATIONAL, INC.

INCENTIVE STOCK OPTION PLAN OF 2013

1. Purpose

The purpose of the Teletronics International, Inc. (the Company, or Teletronics) Incentive Stock Option Plan of 2013 (hereinafter called the “Plan”), an update of the earlier 2000 Plan, is to furnish an incentive to one or more key employees by making available to them a Common Stock ownership in the Company. It is believed that the proprietary interest in the Company thus created will not only induce the continued service of these employees but will also stimulate their efforts towards the continued success of the Company.

2. Administration

The Plan shall be administered by an Administrator appointed by the Board of Directors of the Company. If no such specific appointment is made, the Administrator shall be the CEO of the Company. The Administrator is authorized, subject to the provisions of the Plan and the approval of the Board of Directors, to promulgate such rules and regulations as it deems necessary for the proper administration of the Plan and to make such determinations and to take all action in connection therewith or in relation to the Plan as it deems necessary or advisable.

3. Total Number of Shares

Subject to the provisions of Paragraph 6(g), the maximum amount of stock which may be issued under the Plan is Three Million (3,000,000) shares of Common Stock. No Participant shall be granted options in excess of the Incentive Stock Option limitations under Internal Revenue Code Section 422. The aggregate fair market value (determined at the time the option is granted) of the stock with respect to which Incentive Stock Options are exercisable for the first time by such individual during any calendar year (under all Incentive Stock Option Plans of the Company and its parent and subsidiary corporations, if any) shall not exceed Five Hundred Thousand Dollars ($500,000.00).

4. Participation in Plan

Employees eligible to receive options shall be key employees of the Company, including those under payroll by Teletronics’ affiliated offices, who take assignments originated from the Company. As soon as the Board shall deem practicable after the effective date of the Plan and from time to time thereafter, the Board upon the recommendation of the Administrator shall determine the individual key employees who shall be granted options under the Plan and the number of shares of Common Stock to be optioned to each such employee.

5. Term of Plan

No option shall be granted pursuant to this Plan after December 31, 2009. Options may extend beyond the date when no additional option may be granted.

6. Terms and Conditions of Options

(a) Option Price. The option price per share shall be not less than the fair market value of the Common Stock on the date the option is granted, which shall be defined as the weighted average per share price paid by the purchasers in the three (3) most recent transactions (exclusive of the exercise of stock options) within 2 years prior to the date the option is granted. If such determination is not attainable, the price of the latest largest single transaction with volume exceeding 500,000 shares transacted within 2 years prior to the date the option is granted shall be the option price. If no such transaction exists within previous two years, then the fair market value shall be determined by the certified public accountant regularly retained by the Corporation.

(b) Number of Shares. The option shall state the number of shares of Common Stock covered thereby.

(c) Payment. The option price shall be payable in cash or by check at the time the option is exercised.

(d) Term of Options. The option shall provide that it shall not be exercisable after the expiration of five (5) years from the date such option is granted.

(e) Exercise of Option.

(i)	The option may include a vesting schedule as may be promulgated by the Administrator, in which case, no option shall be exercised unless the service requirements of the vesting schedule have been satisfied.

(ii)	The option may include performance standards as may be promulgated by the CEO of the Company, in which case, no option shall be exercised unless the performance standards have been satisfied.

(iii)	An option may be exercised only during the continuance of the optionee’s employment, except in the event of death as provided for in Sections 6(e) (v) and 6(f) hereof.

(iv)	Upon the confirmation by the Administrator and the CEO that the optionee’s service requirement and performance standards are fulfilled, the optionee election to exercise an option shall give written notice to the Treasure of the Company of such election and of the number of shares the optionee has elected to purchase, and shall, at the time of purchase, render the full purchase price of the shares has elected to purchase. Until the purchaser has made such payment, and the optionee has had issued to him a certificate or certificates for the shares so purchased, the optionee shall possess no shareholder rights with respect to any such share or shares.

(v)	In the event of death of an optionee, the person designated in the optionee’s Will or, in the absence of such designation, the legal representative of an optionee may in like manner exercise the option provided the same was exercisable by the optionee at the time of his death, but such privilege shall expire three (3) months after the death of the optionee, subject to Section 6(d) hereof. The Company is under no obligation to send any reminder of the exercisable options to whoever is legally responsible for exercise of the option.

(f) Termination of Option. The option to the extent not exercised, shall terminate upon the earlier of

(i)	the expiration of its terms;

(ii)	upon breach by the opitnee of any provision of the option;

(iii)	on termination of the optionee’s employment except on account of death; or

(iv)	subject to Sections 6(d) and 6(e), three (3) months after the date of the optionee’s death.

(g) Adjustment of and Changes in Shares. In the event of any merger, consolidation, recapitalization, reclassification, stock dividend, special cash dividend, or other change in corporate structure affecting the stock issued hereunder, the Company shall make such adjustments, if any, as it deems appropriate in the number and class of shares subject to, and the exercise price of, this Option. The foregoing adjustments shall be determined by the Company in its sole discretion.

(h) Transferability. The option shall provide that it will not be transferable by the optionee other than by Will or the laws of descent and distribution and shall be exercisable, during the optionee’s lifetime, only by him.

(i) Legal Compliance. The option shall contain a provision that it may not be exercised at a time when the exercise thereof or the issuance of shares thereunder would constitute a violation of any federal or state law.

(j) Shareholder Agreement. The option shall contain a provision that an optionee, as a condition precedent to issuance of stock, shall enter into a Shareholder Agreement, which may, inter alias, require the sale back to Company of the stock issued under the Plan at fair market value upon the occurrence of certain events, including, the employee’s termination of employment with Company for any reason.

(k) Preemption of Applicable Laws. Any issuance of shares shall be deferred for the duration of any period during which the Company must take any action in connection with said shares pursuant to any law, regulation or requirement of any governmental authority; provided, however, an option shall not extend beyond any period when it must expire under Internal Revenue Code Section 422.

(l) Incorporation by Reference. The option shall contain a provision that all the terms and conditions of this Incentive Stock Option Plan are incorporated by reference therein.

(m) Other Provisions. The option shall contain such other provisions as the Board of Directors shall deem advisable, consistent with the terms of the Plan as herein set forth.

7. Definitions

(a) Company. The term “Company” shall mean TELETRONCS INTERNATIONAL, INC., a Delaware corporation, and its subsidiary (ies), if any.

(b) Board of Directors. The term “Board of Directors” shall mean the Board of Directors of TELETRONCS INTERNATIONAL, INC., a Delaware corporation.

(c) Common Stock. The term “Common Stock” shall mean the Common Stock of the Company, authorized but unissued, or issued and acquired by the Company and held as Treasury Stock.

8. Reallocation of Unused Shares

Any shares which are not purchased under an option which has terminated or lapsed, or which are sold back to the Company under section 6 may be allocated to, or used for, the further grant of options under the Plan.

9. Use of Proceeds

The proceeds received by the Company from the sale of stock under the Plan shall be added to the general funds of the Company and shall be used for such corporate purposes as the Board of Directors shall direct.

10. Compliance with Securities Laws

At the time an optionee gives notice of the exercise of an option, in accordance with Section 6(e) (iv) hereof, the optionee shall in the Shareholder Agreement acknowledge the full comprehension of the risk of the Company and of the restriction of the shares, and shall represent and agree that said shares are being purchased for investment and not with a view to the distribution or resale thereof; provided, however, that in the event the shares are effectively registered under the Federal Securities Act of 1933, and applicable state “blue sky” laws or, if in the opinion of counsel for the Company, such condition s are not required under such Act or any other applicable law, regulation or rule of any governmental agency, then the foregoing restrictions shall become inoperative.

11. Amendment and Revocation

The Board of Director shall have the right to alter, amend or revoke the Plan or any part thereof at any time and from time to time, provided, however, that without the consent of the optionees no change may be made in any option theretofore granted which will impair the rights of existing optionees.

12. Qualification

Subject to the approval of the shareholders of the Company at the upcoming Annual Shareholders Meeting, the Plan shall be an incentive stock option plan pursuant to the Internal Revenue Code Section 422. Should the Plan fail to receive Shareholder approval, it shall be a non-qualified plan.

(The stockholders approved the Incentive Stock Option Plan 2013 in December 28, 2012 Annual Stockholders’ Meeting.)